Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Endeavor Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant (2)	457(o)	25,875,000	$10.00	$258,750,000	0.0000927	$23,986

Equity	Class A Ordinary Shares included as part of units(1)	Other(3)	25,875,000

Equity	Redeemable warrants included as part of units(1)	Other(3)	12,937,500

Equity	Class A ordinary shares issuable upon exercise of redeemable warrants included as part of the units (1)	457(o)	12,937,500	$11.50	$148,781,250	0.0000927	$13,792

Total Offering Amounts					$407,531,250	0.0000927	$37,778

(1)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)

Includes 3,375,000 units, consisting of 3,375,000 Class A ordinary shares and 1,687,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).